Exhibit 99.1

FOR INFORMATION CONTACT:
Spencer Sias (650) 424-5782
Spencer.sias@varian.com

For Immediate Release

Varian Medical Systems Announces $225 Million Accelerated Stock Repurchase; Increases its Revolving Credit Facility

PALO ALTO, Calif., August 24, 2010 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that it has entered into an agreement with Bank of America N.A. to repurchase $225 million of its common stock under an accelerated share repurchase program.  Concurrently, the company amended its revolving credit facility with Bank of America N.A. to increase its borrowing capacity from $150 million to $225 million.

Under the accelerated repurchase agreement, Varian will pay $225 million to Bank of America N.A. and receive approximately 3.8 million shares, or 90% of the shares to be repurchased based on the closing share price of the company’s common stock on August 24, 2010.  The total number of shares ultimately repurchased under the agreement will be determined upon final settlement.  Varian will either receive additional shares of common stock or under certain circumstances be required to remit a settlement amount payable at Varian’s option in cash or common stock, based generally on the volume weighted average share price of Varian’s common stock during the next four to six months.

“Given the strength of Varian’s balance sheet and the low interest rate environment, we have an opportunity to return shareholder value through this program,” said Tim Guertin, president and CEO of Varian Medical Systems.  “This program will be accretive to earnings going forward, but will have a minimal impact on fiscal year 2010.”

These shares will be acquired under both the remainder of the 5 million share repurchase authorization approved by the company’s Board of Directors on November 13, 2009, and the more recent 8 million share repurchase authorization approved by the company’s Board of Directors on August 6, 2010.  At the conclusion of the accelerated share repurchase program, the company expects that approximately 5 million shares will remain under the August 2010 authorization, depending on the company’s stock price during the accelerated repurchase program.  Shares purchased under the accelerated share repurchase program will be retired.

The repurchase will be financed partially from cash on hand and partially with borrowings from the company’s amended revolving credit facility.

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Varian Medical Systems Announces $225 Million Accelerated Stock Repurchase	Page 2

As of the end of the third quarter of its fiscal year 2010, the company had 124.5 million fully diluted shares outstanding.  Since initiating share repurchases at the end of fiscal year 2001, the company has spent $1.8 billion to repurchase 43 million shares of common stock at an average price of $41.41 per share.

Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,200 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning future financial results and any statements using the terms “expect,” “will,” “believe,” “estimate,” or similar statements, are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the volume-weighted average share price through expected completion of the repurchase agreement, the actual completion date of the repurchase agreement, the final number of shares repurchased, the aggregate cost to the company, whether the company elects to satisfy any settlement payment in cash or in stock, and the company’s ability to generate cash flow, and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.